Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cognition Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan, the 2017 Equity Incentive Plan, as Amended, the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of our report dated May 7, 2021 (except for the reverse stock split described in Note 2, as to which the date is October 4, 2021), with respect to the consolidated financial statements of Cognition Therapeutics, Inc. included in the Registration Statement (Form S-1 No 333-257999), as amended, and the related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 2, 2021